Exhibit 1.1
Execution Version

2,000,000 Depositary Shares
GREEN BRICK PARTNERS, INC.
5.75% Series A Cumulative Perpetual Preferred Stock
(Par Value $0.01 Per Share)
UNDERWRITING AGREEMENT
December 16, 2021
BTIG, LLC,
600 Montgomery St., 6th Floor,
San Francisco, CA 94111
As Representative of the Underwriters
Ladies and Gentlemen:
1.Introductory.  Green Brick Partners, Inc., a Delaware corporation (the “Company”), proposes to create and provide for 5.75% Series A Cumulative Perpetual Preferred Stock, $0.01 par value per share, of the Company having a liquidation preference of $25,000.00 per share (the “Preferred Stock”), and to issue and sell to the several Underwriters on Schedule A hereto (the “Underwriters”), for whom BTIG, LLC is acting as Representative (the “Representative”), the number of Depositary Shares (as defined below), each representing, among other things, a 1/1000th fractional ownership in a share of the Preferred Stock (the “Firm Securities”), set forth opposite such Underwriter’s name on Schedule A hereto. The Company also proposes to issue and sell to the Underwriters, at the option of the Representative, on behalf of the Underwriters, an aggregate of not more than 300,000 additional Depositary Shares (the “Optional Securities”) as set forth below. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”. The shares of the common stock, $0.01 par value per share, of the Company are hereinafter referred to as the “Common Stock”. Shares of Preferred Stock will be deposited with Continental Stock Transfer & Trust Company, as depositary (the “Depositary”), pursuant to the terms of a deposit agreement to be entered into among the Company, the Depositary and the holders from time to time of “Receipts” (as defined therein and hereinafter, “Depositary Receipts”) issued thereunder (the “Deposit Agreement”). For purposes of this agreement (the “Agreement”), “Depositary Shares” means the “depositary shares” as defined in the Deposit Agreement, each representing, among other things, a 1/1000th fractional ownership interest in a share of the Preferred Stock. The Offered Securities will be issued to Cede & Co., as nominee of the Depository Trust Company (“DTC”), pursuant to a blanket letter of representations (the “BLOR”) to be dated on or prior to the First Closing Date (as defined herein), between the Company and DTC.
2.Representations and Warranties. The Company represents and warrants to, and agrees with, the Underwriters that:
(a)Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S3 (No. 333-250977), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.
For purposes of this Agreement:
“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).
“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.
“Act” means the Securities Act of 1933, as amended.
“Applicable Time” means 4:10 p.m. (Eastern time) on the date of this Agreement.
“Closing Date” has the meaning defined in Section 3 hereof.
“Commission” means the Securities and Exchange Commission.
“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.
“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).
“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.
“Rules and Regulations” means the rules and regulations of the Commission.
“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and the rules of the NYSE (as defined below) (“Exchange Rules”).
“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.
Unless otherwise specified, a reference to a “Rule” is to the indicated Rule under the Act.
(b)Compliance with Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by posteffective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all respects to the requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all respects to the requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through or on behalf of the Representative specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.
(c)Shelf Registration Statement. The date of this Agreement is not more than three years subsequent to the initial effective time of the Registration Statement. If, immediately prior to the third anniversary of the initial effective time of the Registration Statement, any of the Offered Securities remain unsold by the Underwriters, the Company will prior to that third anniversary file, if it has not already done so, a new shelf registration statement relating to the Offered Securities, in a form satisfactory to the Underwriters, will use its best efforts to cause such registration statement to be declared effective within 180 days after that third anniversary, and will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities. References herein to the Registration Statement shall include such new shelf registration statement. The Company has paid the registration fee for the offering contemplated by this Agreement pursuant to the Rules and Regulations.
(d)Ineligible Issuer Status. At the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Company or any offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Offered Securities and as of the date hereof, the Company was not and is not an “ineligible issuer”, as defined in Rule 405.
(e)General Disclosure Package; Issuer Free Writing Prospectuses. (I) As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and the preliminary prospectus supplement, dated December 15, 2021, including the base prospectus, dated December 4, 2020 (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, set forth on Schedule B to this Agreement, including a pricing term sheet substantially in the form of Schedule C to this Agreement, to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”) nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through or on behalf of the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof. (II) Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Underwriters as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Underwriters and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.
(f)Good Standing of the Company. The Company has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified, individually or in the aggregate, would not and would not reasonably be expected to (1) result in a material adverse effect on the properties, business, results of operations, condition (financial or otherwise) or affairs of the Company and its subsidiaries, taken as a whole, or (2) materially and adversely affect the ability of the Company to perform its obligations under this Agreement (a “Material Adverse Effect”).
(g)Subsidiaries. Each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X of the Rules and Regulations, but substituting 5% in place of 10% in such definition, a “Significant Subsidiary”) of the Company has been duly incorporated or formed and is existing as a corporation or other entity and in good standing under the laws of the jurisdiction of its incorporation or formation, with all requisite power and authority (corporate and other) to carry on its business as it is currently being conducted and to own or lease its properties as described in the General Disclosure Package; and each Significant Subsidiary of the Company is duly qualified to do business as a foreign corporation or other entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect; all of the issued and outstanding capital stock or equity interests of each Significant Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and, except as described in the General Disclosure Package, the capital stock or equity interests of each Significant Subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects. The subsidiaries listed on Schedule D attached hereto constitute all the Significant Subsidiaries of the Company.
(h)Offered Securities. The shares of capital stock of the Company outstanding prior to the issuance of the Offered Securities have been duly authorized and are validly issued, fully paid and nonassessable and conform to the information in the General Disclosure Package; the Preferred Stock has been duly authorized and, when the shares of Preferred Stock deposited with the Depositary pursuant to the terms of the Deposit Agreement are issued against payment therefor, and certificates evidencing such shares are delivered by the Company in accordance with the terms of the Deposit Agreement, such shares will be validly issued, fully paid and nonassessable; the Offered Securities (evidenced by the related Depositary Receipts), when issued, and the Deposit Agreement, will conform in all material respects to the description thereof contained in the General Disclosure Package and in the Final Prospectus; the deposit of the shares of Preferred Stock deposited with the Depositary pursuant to the terms of the Deposit Agreement has been duly authorized and, when the Offered Securities (evidenced by the related Depositary Receipts) are issued and delivered in accordance with the terms of the Deposit Agreement, the Offered Securities will represent legal and valid interests in the shares of Preferred Stock deposited with the Depositary, and the Offered Securities (evidenced by the related Depositary Receipts) will entitle the holders thereof to the powers (including voting powers), if any, preferences and relative, participating, optional, special and other rights, if any, and subject to the qualifications, limitations or restrictions, if any, provided in the Certificate of Designation of the 5.75% Series A Cumulative Perpetual Preferred Stock of the Company filed with the Secretary of State of the State of Delaware (the “COD”) and the rights provided in the Deposit Agreement; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package; the stockholders of the Company have no preemptive rights with respect to the Offered Securities; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder. Except as disclosed in the General Disclosure Package, there are no outstanding (A) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (B) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations or (C) obligations of the Company to issue or sell any shares of capital stock, any such convertible or exchangeable securities or obligations or any such warrants, rights or options. The Company has not, directly or indirectly, offered or sold any of the Offered Securities by means of any “prospectus” (within the meaning of the Act and the Rules and Regulations) or used any “prospectus” or made any offer (within the meaning of the Act and the Rules and Regulations) in connection with the offer or sale of the Offered Securities, in each case other than the preliminary prospectus supplement referred to in Section 2(d) hereof.
(i)Other Offerings. The Company has not sold, issued or distributed any preferred stock of the Company during the six-month period preceding the date hereof, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Act.
(j)No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.
(k)Registration Rights. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act.
(l)Listing. The Offered Securities have been approved for listing on The New York Stock Exchange (“NYSE”), subject to notice of issuance.
(m)Absence of Further Requirements. No consent, approval, authorization or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement, the Deposit Agreement and the BLOR in connection with the offering, issuance and sale of the Offered Securities by the Company, except such as have been obtained or made and such as may be required under state securities laws.
(n)Title to Property. Except as disclosed in the General Disclosure Package, (i) the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them and (ii) the Company and its subsidiaries have peaceful and undisturbed possession under all leases to which any of them is a party as lessee and each such lease is valid and binding and no default exists thereunder, except, in the case of clause (ii), as, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect.

(o)Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement and the Deposit Agreement, and the issuance and sale of the Offered Securities, will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or by-laws of the Company or any of its Significant Subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject, except, in the case of clauses (ii) and (iii), as, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the applicable issuer, borrower or other debtor or any of its Significant Subsidiaries.
(p)Absence of Existing Defaults and Conflicts. Neither the Company nor any of its Significant Subsidiaries is (i) in violation of its respective charter or by-laws or (ii) in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except, in the case of clause (ii), for such defaults as, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect.
(q)Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.
(r)Authorization of Deposit Agreement. The Deposit Agreement has been duly authorized by the Company and, as of the First Closing Date, will be duly executed and delivered by the Company and, assuming it has been executed and delivered by the Depositary, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or law).

(s)Authorization of BLOR. The BLOR has been duly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or law).
(t)Performance of Agreement, Deposit Agreement and BLOR. The Company has the full right, power and authority to execute and deliver, and perform its obligations under, this Agreement, the Deposit Agreement and the BLOR.
(u)Possession of Licenses and Permits. The Company and its subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its subsidiaries, individually or in the aggregate, would have, or would reasonably be expected to have, a Material Adverse Effect.
(v)Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that, individually or in the aggregate, would have, or would reasonably be expected to have, a Material Adverse Effect.
(w)Possession of Intellectual Property. The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, individually or in the aggregate, would have, or would reasonably be expected to have, a Material Adverse Effect.
(x)Accurate Disclosure. The statements in the General Disclosure Package and the Final Prospectus under the headings “Material United States Federal Income Tax Considerations for Non-U.S. Holders”, “Description of Capital Stock” and “Description of Series A Preferred Stock and the Depositary Shares”, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown.
(y)Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.
(z)Statistical and Market-Related Data. Any third-party statistical and market-related data included or incorporated by reference in a Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate.
(aa)Internal Controls and Compliance with Sarbanes-Oxley. The Company, its subsidiaries and the Company’s Board of Directors (the “Board”) are in compliance, in all material respects, with all applicable provisions of Sarbanes-Oxley and all applicable Exchange Rules. The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act), including, but not limited to, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls, and disclosure controls and procedures (collectively, “Internal Controls”) that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in any Registration Statement, any Statutory Prospectus and the General Disclosure Package fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. The Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. Except as set forth in the General Disclosure Package, the Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 135 days the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, any significant deficiency, material weakness, change that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls, any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, individually or in the aggregate, would have, or would reasonably be expected to have, a Material Adverse Effect.

(ab)Litigation. Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, individually or in the aggregate, would have, or would reasonably be expected to have, a Material Adverse Effect, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are to the Company’s knowledge threatened or contemplated.
(ac)Financial Statements. The financial statements included in the Registration Statement and the General Disclosure Package present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP applied on a consistent basis. RSM US LLP, which has certified the financial statements of the Company as of and for the years ended December 31, 2020, 2019 and 2018 included in, or incorporated by reference into, the General Disclosure Package and the Final Prospectus, is an independent registered public accounting firm with respect to the Company within the Rules and Regulations and as required by the Act and the applicable rules and guidance from the Public Company Accounting Oversight Board (United States). The summary and selected financial data included in the Registration Statement, the General Disclosure Package and the Final Prospectus presents fairly in all material respects the information shown therein and such data has been compiled on a basis consistent with the financial statements presented therein and the books and records of the Company. The Company does not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” within the meaning of Financial Accounting Standards Board Interpretation No. 46), not disclosed in the Registration Statement, the General Disclosure Package and the Final Prospectus. There are no financial statements that are required to be included in the Registration Statement, the General Disclosure Package or the Final Prospectus that are not included as required.
(ad)No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries, taken as a whole that is material and adverse, (ii) except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock,

(iii) except as disclosed in or contemplated by the General Disclosure Package, there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its subsidiaries, (iv) there has been no material transaction entered into, and there is no material transaction that is probable of being entered into, by the Company or any of its subsidiaries other than transactions in the ordinary course of business, (v) there has been no obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole, incurred by the Company or any of its subsidiaries, except obligations incurred in the ordinary course of business and (vi) neither the Company nor any of its subsidiaries has sustained any loss or interference with its business that is material to the Company and its subsidiaries, taken as a whole, from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority.
(ae)Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).
(af)Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Section 3(a)(62) of the Exchange Act (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company that it is considering any of the actions described in Section 7(c)(ii) hereof.
(ag)Taxes. The Company and its subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect); and, except as set forth in the General Disclosure Package, the Company and its subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect.
(ah)Insurance. The Company and its subsidiaries are insured by insurers with appropriately rated claims paying abilities against such losses and risks and in such amounts as are prudent and customary for the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which, to the Company’s knowledge, any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for; and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect, except as set forth in or contemplated in the General Disclosure Package.
(ai)Environmental Matters. Except as disclosed in the General Disclosure Package, (i) (A) neither the Company nor any of its subsidiaries is in violation of, or has any liability under, any federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous Substances (as defined below), to the protection or restoration of the environment or natural resources (including biota), to health and safety including as such relates to exposure to Hazardous Substances, and to natural resource damages (collectively, “Environmental Laws”), (B) neither the Company nor any of its subsidiaries owns, occupies, operates or uses any real property contaminated with Hazardous Substances, (C) neither the Company nor any of its subsidiaries is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (D) neither the Company nor any of its subsidiaries is liable or allegedly liable for any release or threatened release of Hazardous Substances, including at any off-site treatment, storage or disposal site, (E) neither the Company nor any of its subsidiaries is subject to any claim by any governmental agency or governmental body or person relating to Environmental Laws or Hazardous Substances, and (F) the Company and its subsidiaries have received and are in compliance with all, and have no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their respective businesses, except in each case covered by subclauses (A) – (F) above such as, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect; (ii) to the knowledge of the Company there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law that, individually or in the aggregate, would have, or would reasonably be expected to have, a Material Adverse Effect; (iii) to the knowledge of the Company there are no requirements proposed for adoption or implementation under any Environmental Law that, individually or in the aggregate, would have, or would reasonably be expected to have, a Material Adverse Effect; and (iv) in the ordinary course of its business, the Company periodically evaluates the effect, including associated costs and liabilities, of Environmental Laws on the business, properties, results of operations and financial condition of it and its subsidiaries, and, on the basis of such evaluation, the Company has reasonably concluded that such Environmental Laws, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect. For purposes of this subsection “Hazardous Substances” means (x) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and mold and (y) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws.
(aj)Compliance with Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
(ak)Compliance with OFAC. None of the Company, any of its subsidiaries, or, to the Company’s knowledge, any director or officer of the Company, any agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not, directly or indirectly, use the proceeds from the sale of the Offered Securities sold by it, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
(al)No Unlawful Payments. None of the Company, any of its subsidiaries, or, to the Company’s knowledge, any director or officer of the Company, any agent, employee or other affiliate of the Company or any of its subsidiaries, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, its subsidiaries and, to the knowledge of the Company, their respective affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
(am)No Restrictions on Payments by Subsidiaries. Except as described in the General Disclosure Package, no subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, (i) from paying any dividends to the Company, (ii) from making any other distribution on such subsidiary’s capital stock, (iii) from repaying to the Company any loans or advances to such subsidiary from the Company or (iv) from transferring any of such subsidiary’s material properties or assets to the Company or any other subsidiary of the Company.
(an)Cybersecurity. (i)(x) Except as disclosed in the General Disclosure Package, to the knowledge of the Company there has been no security breach or other compromise of or relating to any of the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company and its subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data, except as would not, in the case of this clause (i), individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect; and (ii) to the knowledge of the Company, the Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (ii), individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.
3.Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company hereby agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of $24.125 per share, that number of shares of Firm Securities set forth opposite its name in Schedule A hereto.
The Company will deliver the Firm Securities to the several Underwriters (or as otherwise instructed by the Underwriters) in a form reasonably acceptable to the Underwriters against payment of the purchase price therefor by the Underwriters in

Federal (same day) funds by wire transfer to an account at a bank specified by the Company and acceptable to the Underwriters, at the office of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, NY 10019-7475 at 9:00 A.M., New York time, on December 23, 2021, or at such other time not later than seven full business days thereafter as the Underwriters and the Company determine, such time being herein referred to as the “First Closing Date”. For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The Firm Securities so to be delivered or evidence of their issuance will be made available for checking at the above office of Cravath, Swaine & Moore LLP at least 24 hours prior to the First Closing Date.
In addition, upon written notice from the Representative given to the Company from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Offered Security to be paid for the Firm Securities, determined in accordance with the first paragraph of this Section 3. The Company agrees to sell to the Underwriters the Optional Securities specified in such notice or notices and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the number of shares of Firm Securities set forth opposite such Underwriter’s name bears to the total number of shares of Firm Securities (subject to adjustment by the Underwriters to eliminate fractions). No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Underwriters to the Company.
Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Underwriters but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company will deliver the Optional Securities being purchased on each Optional Closing Date to the several Underwriters (or as otherwise instructed by the Underwriters) in a form reasonably acceptable to the Underwriters against payment of the purchase price therefor in Federal (same day) funds by wire transfer to an account at a bank specified by the Company and acceptable to the Underwriters, at the above office of Cravath, Swaine & Moore LLP. The Optional Securities being purchased on each Optional Closing Date or evidence of their issuance will be made available for checking at the above office of Cravath, Swaine & Moore LLP at a reasonable time in advance of such Optional Closing Date.

4.Offering by the Underwriters. It is understood that the several Underwriters propose to offer the Firm Securities and, if applicable, the Optional Securities for sale to the public as set forth in the Final Prospectus.
5.Certain Agreements of the Company. The Company agrees with the several Underwriters that:
(a)Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Underwriters, Rule 424(b)(5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.
(b)Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Representative of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representative a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Representative promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or, to the Company’s knowledge, the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.
(c)Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Underwriters of such event and the Company will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Underwriters, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Underwriters’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.
(d)Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.
(e)Furnishing of Prospectuses. The Company will furnish to the Underwriters copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Underwriters reasonably request. The Final Prospectus shall be so furnished on or prior to 5:00 p.m. (Eastern time) on the second business day following the execution and delivery of this Agreement. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.
(f)Blue Sky Qualifications. The Company will arrange for the qualification of the Offered Securities for sale under the laws of such jurisdictions as the Underwriters designate and will continue such qualifications in effect so long as required for the distribution, except that in no event shall the Company be obligated in connection therewith to qualify as a foreign corporation or to execute a general consent to service of process in any such jurisdiction or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise subject.
(g)Reserved.
(h)Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to any filing fees and other reasonable expenses (including reasonable and documented fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Underwriters designate and the preparation and printing of memoranda relating thereto (which shall not exceed $5,000), costs and expenses relating to investor presentations or any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”) in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company including the chartering of airplanes (provided, that the Company shall pay only fifty percent (50%) of the cost of aircraft (if any) chartered in connection with the road show), fees and expenses incident to listing the Offered Securities on NYSE, fees and expenses in connection with the registration of the Offered Securities under the Act, and expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters. It is understood that, except as provided in this Agreement, the Underwriters will pay all of their own costs and expenses incurred in connection with the offering and the other transactions contemplated hereby, including fees and disbursements of their own counsel.
(i)Reserved.
(j)Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.
(k)Restriction on Sale of Securities by the Company. For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to any preferred stock of the Company or depositary shares representing interests therein or any securities convertible into or exchangeable or exercisable for preferred stock of the Company or depositary shares representing interests therein (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of the Representative, except grants of stock options, stock awards, restricted stock, restricted stock units, or other equity awards and the issuance of shares of Preferred Stock or securities convertible into or exercisable or exchangeable for shares of Preferred Stock (whether upon the exercise of stock options or otherwise) to the Company’s employees, officers, and directors pursuant to the terms of the Company’s equity compensation plan in effect on the date hereof and described in the Registration Statement and the General Disclosure Package. The Lock-Up Period will commence on the date hereof and continue for 45 days after the date hereof or such earlier date that the Representative consents to in writing.
(l)COD. Prior to the First Closing Date, the Board shall adopt the COD and establish the rights, preferences and entitlements thereof, which shall conform in all material respects to the description thereof in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus. The Company shall file such COD with the Secretary of State of the State of Delaware, accompanied by all fees required to be paid therewith, and cause the COD to become effective on or prior to the Closing Date.

6.Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Underwriters (not to be unreasonably withheld or delayed), and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company (not to be unreasonably withheld or delayed), it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Underwriters is hereinafter referred to as a “Permitted Free Writing Prospectus”. The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. The Company represents that it has satisfied and agrees that it will satisfy the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show.
7.Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company herein as though made on such Closing Date, to the accuracy of the statements of Company officers and authorized signatories made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder, and to the following additional conditions precedent:
(a)Accountants’ Comfort Letters. The Underwriters shall have received letters, dated, respectively, the date hereof and each Closing Date, from RSM US LLP, in form and substance satisfactory to the Underwriters, confirming that it is or was at all relevant times a registered public accounting firm and an independent public accountant within the meaning of the Securities Laws and containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the General Disclosure Package and the Final Prospectus (except that any letter dated a Closing Date shall use a “cut off” date no more than three days prior to such Closing Date).
(b)Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.
(c)No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the judgment of the Underwriters, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Underwriters, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or on Nasdaq, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed; or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Underwriters, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.
(d)Opinion and 10b-5 Statement of Counsel for Company. The Underwriters shall have received an opinion and 10b-5 statement, dated such Closing Date, of Greenberg Traurig, LLP, counsel for the Company, in the form of Exhibit A hereto.
(e)Opinion and 10b-5 Statement of Counsel for the Underwriter. The Underwriters shall have received from Cravath, Swaine & Moore LLP, counsel for the Underwriters, such opinion or opinions and 10b-5 statement, dated such Closing Date, with respect to such matters as the Underwriters may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.
(f)Reserved.
(g)Officers’ Certificate. The Underwriters shall have received a certificate, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.
(h)Tax Forms. The Company shall have delivered to the Underwriters prior to or on such Closing Date properly completed and executed United States Treasury Department Forms W-8 or W-9 (or other applicable forms or statements specified by Treasury Department regulations in lieu thereof), as applicable.
(i)FinCEN Certificate. On or before the date of this Agreement, the Underwriters shall have received a certificate satisfying the beneficial ownership due diligence requirements of the Financial Crimes Enforcement Network (“FinCEN”) from the Company in form and substance reasonably satisfactory to the Underwriters, along with such additional supporting documentation as the Underwriters have requested in connection with the verification of the foregoing certificate.
(j)The Company and the Depositary shall have executed and delivered the Deposit Agreement and the Depositary Receipts to the Underwriters.
The Company will furnish the Underwriters with such conformed copies of such opinions, certificates, letters and documents as the Underwriters reasonably request. The Underwriters may in their sole discretion waive compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.
8.Indemnification and Contribution. Indemnification of the Underwriters by the Company. The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the General Disclosure Package at any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and will reimburse each Indemnified Party for any reasonable and documented legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through or on behalf of the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) below.
(b)Indemnification of Company. Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the General Disclosure Package at any time or the Final Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through or on behalf of the Representative specifically for use therein, and will reimburse any reasonable and documented legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter through or on behalf of the Representative consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the concession figures appearing in the fourth paragraph under the caption “Underwriting” and the information contained in the tenth paragraph (related to stabilizing transactions, syndicate covering transactions, penalty bids and passive market making) and eleventh paragraph (related to electronic prospectus distribution) under the caption “Underwriting”.
(c)Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b), notify the indemnifying party of the commencement thereof; provided that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided that in any such action, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary or (ii) the named parties in any such proceeding (including any impleaded parties) included both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (and in which case the indemnifying party shall not have the right to assume the defense of such proceeding); provided further that, with respect to each action or proceeding for which indemnification is sought under this Section, the indemnifying party shall only be required to pay the fees and expenses of one firm of counsel for all indemnified parties in connection with such action or proceeding and, if necessary, one local counsel in each relevant jurisdiction and special counsel for each relevant specialty. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party. No indemnifying party shall be liable for any settlement or compromise of, or consent to the entry of judgment with respect to, any such action or claim effected without its consent (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated herein effected without its written consent if (x) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (y) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (z) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.
(d)Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any reasonable and documented legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).
(e)The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Party or Underwriter Indemnified Party at law or in equity.
9.Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First Closing Date or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Underwriters may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements reasonably satisfactory to the Underwriters and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter, the Company or the Company, except as provided in Section 10 hereof (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default
10.Survival of Certain Representations and Obligations. The respective indemnities, rights of contribution, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters for all reasonable and documented out-of-pocket expenses (including reasonable fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.
11.Notices. All communications hereunder will be in writing and,
    (a)    if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representative at the following address: BTIG, LLC, 600 Montgomery St., 6th Floor, San Francisco, CA 94111, Attention: BTIG Equity Capital Markets; or
    (b)    if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 2805 Dallas Parkway, Suite 400, Plano, Texas 75903 Attention: James R. Brickman, with a copy to Greenberg Traurig, LLP, 401 East Las Olas Boulevard, Suite 2000, Fort Lauderdale, FL 33301, Attention: Kara L. MacCullough.
12.Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons and other indemnified persons referred to in Section 8, and no other person will have any right or obligation hereunder.
13.Reserved.
14.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Delivery of this Agreement by one party to any other party may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
15.Absence of Fiduciary Relationship. The Company acknowledges and agrees that:
(a)No Other Relationship. The Underwriters have been retained solely to act as underwriters in connection with the sale of Offered Securities and no fiduciary, advisory or agency relationship between the Company and the Underwriters have been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Underwriters have advised or are advising the Company on other matters;
(b)Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Underwriters and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;
(c)Absence of Obligation to Disclose. The Company has been advised that the Underwriters and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and the Underwriters have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and
(d)Waiver. The Company hereby waives, to the fullest extent permitted by law, any claims it may have against the Underwriters for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Underwriters shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.
16.Applicable Law. This Agreement and any claim, controversy or dispute arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.
17.Patriot Act. The Company acknowledges that, in accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriter to properly identify their respective clients.
18.Regulation BI. The Company acknowledges and agrees that, although the Underwriters may provide the Company with certain Regulation Best Interest and Form CRS disclosures or other related documentation in connection with the offering and the other transactions contemplated hereby, the Underwriters are not making a recommendation to the Company to participate in the offering and the other transactions contemplated hereby or to sell any Offered Securities at the purchase price, and nothing set forth in such disclosures or documentation is intended to suggest that the Underwriters are making such a recommendation.
19.Recognition of the U.S. Special Resolution Regimes.
In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
For purposes of this Section 19, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
[Remainder of page intentionally left blank]

If the foregoing is in accordance with the Underwriters’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Company and the several Underwriters in accordance with its terms.
Very truly yours,
Green Brick Partners, Inc.
By    /s/ Richard A. Costello
Richard A. Costello
Chief Financial Officer

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written:
BTIG, LLC,

By
/s/ Dan Blood
Name: Dan Blood
Title: Managing Director

Acting severally on behalf of itself and the
several Underwriters named in Schedule A
hereto.

SCHEDULE A
to the Underwriting Agreement

Underwriter	Number of Firm Securities
BTIG, LLC	1,450,000
InspereX LLC	320,000
Janney Montgomery Scott LLC	230,000

Total	2,000,000

SCHEDULE B
to the Underwriting Agreement
General Use Free Writing Prospectuses (included in the General Disclosure Package)
1. None.
Other Information Included in the General Disclosure Package
Pricing Term Sheet, dated December 16, 2021, relating to the Offered Securities, substantially in the form of Schedule C hereto, which will be filed pursuant to Rule 433 under the Act.

SCHEDULE C
to the Underwriting Agreement

[Pricing Term Sheet]

Filed pursuant to Rule 433 Registration No. 333-250977 Issuer Free Writing Prospectus Supplementing the Preliminary Prospectus Supplement dated December 15, 2021

GREEN BRICK PARTNERS, INC.
2,000,000 Depositary Shares
Each Representing a 1/1000th Interest in a Share of
5.75% Series A Cumulative Perpetual Preferred Stock
(Liquidation Amount of $25.00 Per Depositary Share)
Final Term Sheet

Issuer:	GREEN BRICK PARTNERS, INC.
Securities:	Depositary shares each representing a 1/1000th fractional interest in a share of 5.75% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”)
Number of Shares:	2,000,000 depositary shares (representing 2,000 shares of Series A Preferred Stock)
Option to Purchase Additional Shares:	Up to 300,000 depositary shares (representing 300 shares of Series A Preferred Stock)
Trade Date:	December 17, 2021
Settlement Date:	December 23, 2021 (T + 4)*
Listing:	Expected NYSE “GRBK PRA”
Size:	$50,000,000
Option:	Up to $7,500,000
Maturity Date:	Perpetual (unless redeemed by us on or after December 23, 2026 or in connection with a change of control).

Rating:	A (Egan Jones)
Dividend Rate (Cumulative):	We will pay cumulative cash dividends on the Series A Preferred Stock, when and as declared by the board of directors, at the rate of 5.75% of the $25,000.00 liquidation preference per share of Series A Preferred Stock (equivalent to $25.00 per depositary share) per year (equivalent to $1,437.50 per share of Series A Preferred Stock per year or $1.4375 per depositary share per year).
Dividend Payment Dates:	Dividends will be payable quarterly in arrears, on or about the 15th day of March, June, September and December of each year, beginning on or about March 15, 2022; provided that if any dividend payment date is not a business day, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the immediately preceding or next succeeding business day; provided further that if such business day is in the next succeeding year, such payment shall be made on the immediately preceding business day; provided further that if paid on the next succeeding business day, no interest, additional dividends or other sums will accumulate on the amounts so payable for the period from and after that dividend payment date to the next succeeding business day. Dividends will accumulate and be cumulative from, and including, the date of original issuance, which is expected to be December 23, 2021. The first dividend, which is scheduled to be paid on or about March 15, 2022 in the amount of $327.43 per share of Series A Preferred Stock (equivalent to $0.3274 per depositary share), will be for less than a full quarter and will cover the period from, and including, the date we issue and sell the depositary shares through, but not including March 15, 2022.
Price to the Public:	100%
Day Count:	30/360
2

Liquidation Preference:	The liquidation preference of each share of Series A Preferred Stock is $25,000.00 per share (equivalent to $25.00 per depositary share). Upon liquidation, the holders of the Series A Preferred Stock will be entitled to receive the liquidation preference with respect to their shares of Series A Preferred Stock plus an amount equal to accrued but unpaid dividends with respect to such shares.
Optional Redemption:	We may not redeem the Series A Preferred Stock represented by the depositary shares prior to December 23, 2026, which is the fifth anniversary of the date of issuance of the Series A Preferred Stock, except as described below under “Special Optional Redemption Upon a Change of Control.” At any time on or after December 23, 2026, we may, at our option, redeem the Series A Preferred Stock, in whole or from time to time in part, by paying $25,000.00 per share of Series A Preferred Stock (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends to, but not including, the date of redemption.
Special Optional Redemption Upon a Change of Control:	Upon the occurrence of a change of control, we may, at our option, redeem the Series A Preferred Stock represented by the depositary shares, in whole or in part, within 120 days after the first date on which such change of control occurred, for cash, at a redemption price of $25,000.00 per share of Series A Preferred Stock (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends to, but not including, the date of redemption, and the depositary will redeem a proportional number of depositary shares representing the shares redeemed. The circumstances that will constitute a “change of control” will be set forth in the documents governing the Series A Preferred Stock.
Special Conversion Right Upon a Change of Control:	Upon the occurrence of a change of control, each holder of depositary shares representing interests in the Series A Preferred Stock will have the right to convert some or all of the Series A Preferred Stock represented by the depositary shares held by such holder into a number of shares of our common stock (or equivalent value of alternative consideration) at a predetermined ratio.
Share Cap:	1.7059
3

DRD/QDI Eligible:	Yes
Minimum Denomination / Multiples:	$25.00/$25.00
Depositary Shares CUSIP/ISIN:	392709 200 / US3927092003
Sole Book-Running Manager:	BTIG, LLC
Co-Managers:	InspereX LLC Janney Montgomery Scott LLC
* It is expected that delivery of the depositary shares will be made to investors on or about December 23, 2021, which will be the fourth business day following the date hereof (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares prior to the second business day before settlement will be required, by virtue of the fact that the depositary shares initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of depositary shares who wish to trade depositary shares prior to two business days before their date of delivery hereunder should consult their advisors.
This communication is intended for the sole use of the person to whom it is provided by the issuer.
The issuer has ﬁled a registration statement (including a base prospectus dated December 4, 2020) and a preliminary prospectus supplement dated December 15, 2021 with the Securities and Exchange Commission (“SEC”) for the oﬀering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has ﬁled with the SEC for more complete information about the issuer and this oﬀering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the oﬀering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them from BTIG, LLC, 65 East 55th Street, New York, NY 10022, email: ProspectusDelivery@btig.com.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.
4

SCHEDULE D
to the Underwriting Agreement

List of Significant Subsidiaries and Jurisdiction of Organization

Subsidiary	Jurisdiction
JBGL Ownership LLC	Delaware
JBGL Builder Finance LLC	Texas
JBGL Exchange LLC	Texas
JBGL Mustang LLC	Texas
GRBK Edgewood LLC	Texas
GRBK Frisco LLC	Texas
Johns Creek 206, LLC	Georgia
JBGL Atlanta Development, LLC	Georgia
SGHDAL, LLC	Texas
CB JENI Homes DFW LLC	Texas

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